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                                                                     EXHIBIT 8.1




                                December 1, 2000



Front Range Capital Corporation
Front Range Capital Trust I
1020 Century Drive, Suite 202
Louisville, Colorado 80027

Ladies and Gentlemen:

         We have acted as counsel to Front Range Capital Corporation, a Colorado corporation (the "Company"), and to Front Range Capital Trust I, a Delaware business trust (the "Trust"), in connection with the registration statement of the Company and the Trust on Form SB-2 (as amended or supplemented, the "Registration Statement"), of which a preliminary prospectus (the "Prospectus") is a part, filed by the Company and the Trust with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. In that connection, we have participated in preparation of the section set forth in the Prospectus entitled "Federal Income Tax Consequences."


         For the purposes of rendering this opinion, we have reviewed and relied upon the Registration Statement; a form of Indenture to be entered into between the Company and Wilmington Trust Company, a Delaware corporation (the "Indenture"); the Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware on June 21, 2000, and as amended and restated on October 26, 2000; a form of the Amended and Restated Trust Agreement to the Trust to be entered into by the Company, and the trustees of the Trust, and such other documents and instruments as we have deemed necessary for the rendering of this opinion. In our examination of the relevant documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such copies and the accuracy and completeness of all corporate records made available to us by the Company and by the Trust.


         Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), we are of the opinion that, under current federal income tax law:


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Front Range Capital Corporation
December 1, 2000
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         1.       Unless a Tax Event, as defined in the Prospectus, occurs, the
                  Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, each holder of trust preferred securities will be treated as owning an undivided beneficial interest in the debentures and will be required to include any interest with respect to the debentures in its gross income.



         2. The Debentures (as defined in the Indenture) will be classified for United States federal income tax purposes as indebtedness of the Company, and the interest on the Debentures will be deductible by the Company.


         3. If the Company elects to defer payments on the debentures, the debentures will be treated as issued with OID and all stated interest will be treated as OID as long as the debentures remain outstanding. In such a case, the interest treated as OID will be included as income on a constant yield method before the receipt of the cash attributable to such income. Corporate holders of trust preferred securities will be unable to take a dividends-received deduction with respect to income recognized with respect to the trust preferred securities.



         4. In the event that the debentures are distributed to the holders of trust preferred securities upon liquidation of the trust, the distribution of the debentures will be treated as a non-taxable event to the holder and the holder will have an aggregate tax basis in the debentures equal to the holder's aggregate tax basis in the trust preferred securities immediately before the distribution.



         5. If the trust preferred securities are redeemed for cash, the cash distributions paid to the holders of the trust preferred securities that are redeemed will be treated as a taxable event to the holder and the holder will have to recognize the gain or loss as if the holder sold the trust preferred securities for cash.



         6. If a holder sells trust preferred securities, the holder will have to recognize as a capital gain or capital loss, the gain or loss equal to the difference between the amount realized on the sale of the trust preferred securities and the holder's adjusted tax basis in the trust preferred securities.



         7. If a holder of trust preferred securities sells trust preferred securities between the record dates for payments of distributions, the holder will be required to include accrued but unpaid interest on the debentures through the date of disposition as ordinary income and will be required to add that amount to its adjusted tax basis in the proportionate share of the underlying debentures deemed disposed of.



         8. The statements set forth in the Prospectus under the caption "Federal Income Tax Consequences" constitute a fair and accurate summary of the matters addressed therein, based upon current law and the assumptions stated therein.

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Front Range Capital Corporation
December 1, 2000
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         Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby.

         Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service ruling, procedures, and other pronouncements published which could change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding upon the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.


         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the use of our name in the Prospectus under the heading "Federal Income Tax Consequences." In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission thereunder. Except for the consents set forth in this paragraph, this opinion is being furnished to you solely for your benefit in connection with the transactions set forth above. It may not be relied upon by, nor a copy of it delivered to any other party, without our prior written consent. This opinion is based upon our knowledge of the law and facts as of the date hereof, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.



                                            Very truly yours,

                                            Rothgerber Johnson & Lyons LLP

                                            /s/ Rothgerber Johnson & Lyons LLP